EXHIBIT 99.1

Antero Reports 47% Increase in Proved Reserves to 6.3 Tcfe

Denver, CO, July 29, 2013 — Antero Resources announced today that its proved reserves at June 30, 2013 were 6.3 Tcfe, a 47% increase compared to its proved reserves at December 31, 2012, in each case assuming ethane rejection as described below.  Antero’s June 30, 2013 proved reserves exclude 178 MMBbls of ethane, which are not recovered in the SEC price case through processing under current pricing assumptions for ethane and methane.

Proved, probable and possible reserves (3P) taken in the aggregate totaled 27.7 Tcfe at June 30, 2013, a 28% increase compared to 3P reserves in the aggregate at December 31, 2012, in each case assuming ethane rejection.  Aggregate 3P reserves at June 30, 2013 exclude 984 MMBbls of ethane due to pricing assumptions.  Our 3P reserves at June 30, 2013 were comprised of 18.7 Tcfe in the Marcellus Shale, 5.3 Tcfe in the Utica Shale and 3.8 Tcfe in the Upper Devonian Shale.

Antero’s proved, probable and possible reserves at June 30, 2013 were audited by DeGolyer and MacNaughton (D&M).  D&M’s reserve audit covered properties representing virtually all of Antero’s total estimated Marcellus and Utica Shale proved, probable and possible reserves at June 30, 2013 and was within 3% of Antero’s internal reserve estimates.

Proved Reserves

The following discussion provides a summary of Antero’s estimated reserves as of June 30, 2013, assuming both ethane “rejection” and, alternatively, ethane “recovery.”  Ethane rejection occurs when ethane is left in the wellhead natural gas stream when the natural gas is processed, rather than being separated out and sold as a liquid after fractionation.  When ethane is left in the gas stream, the Btu content of the residue natural gas at the outlet of the processing plant is higher.  Producers will generally elect to “reject” ethane at the processing plant when the price received for the ethane in the natural gas stream is greater than the price received for the ethane being sold as a liquid after fractionation, net of fractionation costs.  When ethane is recovered in the processing plant, the Btu content of the residue natural gas is lower, but a producer is then able to recover the value of the ethane sold as a separate natural gas liquid (NGL) product.  In addition, natural gas processing plants can produce the other NGL products (propane, normal butane, isobutene and natural gasoline) while rejecting ethane.

Antero’s June 30, 2013 reserves assume ethane rejection, as hydrocarbon pricing required by the Securities and Exchange Commission (SEC) economically favored leaving the ethane in the natural gas stream whereas year-end 2012 SEC pricing economically favored ethane recovery.  Antero has included June 30, 2013 reserves assuming ethane recovery in order to present a “pricing sensitivity” case comparable to its December 31, 2012 reserves.  Unless otherwise noted, mid-year 2013 reserves assume ethane rejection.

The Marcellus Shale accounted for 95% of Antero’s proved reserve volumes at June 30, 2013, and the Utica Shale accounted for the remaining 5%.  Also at mid-year 2013, 91% of Antero’s proved reserves by volume were natural gas, 8% were NGLs and 1% was crude oil.  As of June 30, 2013, 27% of Antero’s

320,000 net acres of leasehold in the Marcellus were classified as proved.  Given Antero’s successful drilling results to date as well as those of other operators in the vicinity of Antero’s leasehold, Antero believes that a substantial portion of its Marcellus Shale acreage will be added to proved reserves over time as more wells are drilled.

Proved developed reserves increased by 55% from year-end 2012 to 1.4 Tcfe as of June 30, 2013 as a result of Antero’s successful execution of its development drilling plan.  Aggregate proved undeveloped reserves increased by 44%, primarily due to a 41% increase in Marcellus proved undeveloped reserves and a 137% increase in Utica proved undeveloped reserves.  Proved undeveloped reserves accounted for 77% of total proved reserves at June 30, 2012 as compared to 78% at December 31, 2012.

Under SEC rules, proved undeveloped reserves are limited to reserves that are planned to be developed in the five years after initial booking.  Antero’s 4.8 Tcfe of proved undeveloped reserves will require an estimated $4.7 billion of development capital over the next five years, resulting in an average development cost for such proved undeveloped reserves of $0.96 per Mcfe.  The estimated average development cost for Marcellus proved undeveloped reserves is $0.96 per Mcfe and for Utica proved undeveloped reserves is $0.90 per Mcfe.  Antero plans to utilize a combination of operating cash flow, credit facility capacity and potential capital markets transactions to fund this development.

Pre-Tax PV10 of Proved Reserves

SEC rules require that reserve calculations be based on the average first day of the month prices for the previous 12 months (SEC prices).  SEC prices for June 30, 2013 reserves averaged $3.44 per MMBtu, while benchmark natural gas prices at the basin were $3.43 per MMBtu in the Appalachian Basin, a 23% increase from the $2.78 per MMBtu benchmark basin price used at December 31, 2012.  Using SEC prices adjusted for energy content and quality, the pre-tax present value discounted at 10% (“pre-tax PV10”), a non-GAAP measure, of the June 30, 2013 proved reserves was $4.5 billion excluding Antero’s natural gas and oil hedges.  Including Antero’s hedges as of June 30, 2013 using SEC prices and discounted at 10%, the pre-tax PV10 value of proved reserves and hedges was $5.4 billion, a 67% increase from year-end 2012.  The pre-tax PV10 value of proved developed reserves increased by 102% from year-end 2012 to $2.1 billion, excluding hedges.  The pre-tax PV10 value of proved developed reserves increased by 29% to $3.0 billion including the PV10 value of commodity hedges.  GAAP does not prescribe any corresponding measure for pre-tax PV10 calculated other than at year end.  As a result, it is not practicablfor Antero to reconcile the pre-tax PV10 values included herein to GAAP standardized measure.

For the six months ended June 30, 2013 Antero added 2 Tcfe of proved reserves through the drill bit, gained 10 Bcfe through positive price revisions and gained 82 Bcfe through positive performance revisions.

Summary of Changes in Proved Reserves

(in Bcfe and assuming ethane rejection)

Balance at December 31, 2012	4,283
Extensions, discoveries and other additions	1,982
Purchases	—
Performance revisions	82
Price revisions	10
Sales	—
Production	(76)
Balance at June 30, 2013	6,281

Ethane Recovery Sensitivity Case

Assuming ethane recovery, proved reserves increased by 44% to 7.1 Tcfe as of June 30, 2013 as compared to December 31, 2012.  Over 77% of Antero’s proved reserves by volume were natural gas, 22% were NGLs and 1% was crude oil at June 30, 2013 assuming ethane recovery.

Proved developed reserves increased by 52% from year-end to 1.6 Tcfe as of June 30, 2013, also assuming ethane recovery.  Proved undeveloped reserves increased by 41%, primarily due to a 38% increase in Marcellus undeveloped reserves and a 136% increase in Utica undeveloped reserves.  Proved undeveloped reserves accounted for 78% of total proved reserves at June 30, 2012 as compared to 79% at December 31, 2012.

Proved, Probable and Possible Reserves

Assuming ethane rejection, Antero’s aggregate proved, probable and possible reserves totaled 27.7 Tcfe at June 30, 2013, a 28% increase over year-end 2012.  The 3P reserves were comprised of 23.7 Tcf of natural gas, 595 million barrels of NGLs and 71 million barrels of oil.  NGLs and oil comprised 14% of 3P reserves at June 30, 2013.  The 28% increase in 3P reserves was primarily driven by the addition of 26,000 net acres in the Marcellus Shale in northern West Virginia and 23,000 net acres in the Utica Shale in eastern Ohio through acquisitions and leasing.  The 3P reserves at June 30, 2013 exclude 984 MMBbls of ethane.  Importantly, 17.8 Tcfe of Antero’s 18.7 Tcfe 3P reserves in the Marcellus, or 95%, were classified as proved or probable (2P), reflecting our extensive delineation and development activities in the Marcellus Shale.

The table below summarizes Antero’s estimated 3P reserve volumes using SEC pricing assuming both ethane rejection and ethane recovery, broken out by operating area:

		Estimated Net Reserves (Bcfe) 6/30/13
		Ethane Rejection	Ethane Recovery
Proved Reserves
Marcellus Shale		5,959	6,689
Upper Devonian Shale		44	44
Utica Shale		279	341
	Total Proved Reserves	6,282	7,074
	% Developed	23%	22%
	% Liquids	9%	23%
	SEC Pricing PV-10 $(MMs)(1)	$4,468	$4,242

Probable Reserves
Marcellus Shale		11,796	14,135
Upper Devonian Shale		661	665
Utica Shale		1,582	1,958
	Total Probable Reserves	14,039	16,758
	% Liquids	19%	38%
	SEC Pricing PV-10 $(MMs)(1)	$8,868	$8,223

Possible Reserves
Marcellus Shale		959	989
Upper Devonian Shale		3,076	3,461
Utica Shale		3,393	3,843
	Total Possible Reserves	7,428	8,293
	% Liquids	10%	23%
	SEC Pricing PV-10 $(MMs)(1)	$2,413	$2,210

3P Reserves
Marcellus Shale		18,714	21,812
Upper Devonian Shale		3,781	4,170
Utica Shale		5,254	6,142
	Total 3P Reserves	27,749	32,125
	% Liquids	14%	31%
	SEC Pricing PV-10 $(MMs)(1)	$15,749	$14,675

(1)         Excludes $944 million of hedge PV10 assuming June 30, 2013 SEC Pricing

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

Cautionary Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 as defined under federal law. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

The SEC prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.